Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin Vice President & Treasurer irelations@buckeye.com (800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS
Announces Distribution

HOUSTON, May 4, 2018 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported its financial results for the first quarter of 2018. Buckeye reported net income attributable to Buckeye’s unitholders for the first quarter of 2018 of $112.4 million compared to net income attributable to Buckeye’s unitholders for the first quarter of 2017 of $123.6 million. Adjusted EBITDA (as defined below) for the first quarter of 2018 was $261.7 million compared to $277.5 million for the first quarter of 2017.

Net income attributable to Buckeye’s unitholders was $0.74 per diluted unit for the first quarter of 2018 compared to $0.88 per diluted unit for the first quarter of 2017. The diluted weighted average number of units outstanding in the first quarter of 2018 was 149.5 million compared to 141.0 million in the first quarter of 2017. The increase in the weighted average number of units outstanding is attributable to the limited partner units (“LP Units”) and Class C Units issued to fund a portion of the buyout of the public unit holders of VTTI Energy Partners LP and growth capital expenditures, including pre-funding the equity portion of growth capital expenditures through 2019.

“Buckeye’s diversified portfolio of global assets generated another quarter of stable financial results, despite challenging market conditions,” said Clark C. Smith, Chairman, President and Chief Executive Officer. “Our Domestic Pipelines & Terminals segment delivered improved results reflecting increased pipeline and terminal throughput volumes during the quarter, driven primarily by stronger demand in the markets served by our systems, as well as higher average pipeline tariffs. This segment also benefited from increases in petroleum product prices that drove higher settlement revenues, partially offset by the expiration of a crude-by-rail contract at our Chicago Complex. Our Global Marine Terminals segment benefited from increased contributions from our investment in VTTI and improved operating performance from our Buckeye Texas Partners joint venture, which was more than offset by the impact of lower capacity utilization and rates, driven by overall weaker storage market conditions. Our Buckeye Merchant Services business successfully drove utilization across our system, achieving a record quarterly contribution of revenues to our other segments, despite being impacted by weaker market conditions during the quarter.”

“This quarter further demonstrates our commitment to capitalize on growth opportunities that enhance and strengthen our diversified portfolio of assets,” continued Mr. Smith. “We announced a joint venture project to further expand our U.S. Gulf Coast presence through the construction of a deep-water, open access marine terminal in Ingleside, Texas. The South Texas Gateway Terminal will offer 3.4 million barrels of crude oil storage capacity, positioning it to serve as a key outlet for crude oil and condensate volumes delivered into Corpus Christi from the Permian Basin. Buckeye will construct and operate the terminal and will own a 50% interest in the newly formed joint venture. We also launched a significant project to expand the Chicago Complex, our Midwestern hub, with additional storage, component blending, throughput capacity and service capabilities to support the growing needs of a key Midwestern refining customer. In addition, we successfully loaded the first shipment of crude oil by Suezmax tanker following the completion of modifications to our Buckeye Texas Hub, enhancing the facility’s premier marine terminalling capabilities. We believe that these strategic capital investment opportunities, along with our other smaller growth capital projects, will position Buckeye to deliver solid returns for our unitholders over time.”

Distributable cash flow (as defined below) for the first quarter of 2018 was $169.2 million compared to $190.7 million for the first quarter of 2017. Buckeye also reported distribution coverage of 0.91 times for the first quarter of 2018.

Distribution. Buckeye also announced today that its general partner declared a cash distribution of $1.2625 per LP Unit for the quarter ended March 31, 2018. Buckeye has elected to issue additional Class C Units to its Class C Unitholders in lieu of a cash distribution. The distributions will be payable on May 21, 2018 to unitholders of record on May 14, 2018. Buckeye has paid distributions in each quarter since its formation in 1986.

Conference Call. Buckeye will host a conference call with members of executive management today, May 4, 2018, at 11:00 a.m. Eastern Time. To access the live webcast of the call, go to https://edge.media-server.com/m6/p/jqr36h5u ten minutes prior to its start. Interested parties may participate in the call by dialing 877-870-9226 and entering the conference ID 9272468. A replay will be archived and available at this link through June 3, 2018, and the replay also may be accessed by dialing 800-585-8367 and entering the conference ID 9272468.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership which owns and operates, or owns a significant interest in, a diversified global network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, processing and marketing of liquid petroleum products. Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline. Buckeye also uses its service expertise to operate and/or maintain third-party pipelines and perform certain engineering and construction services for its customers. Buckeye’s global terminal network, including through its interest in VTTI B.V. (“VTTI”), comprises more than 135 liquid petroleum products terminals with aggregate tank capacity of over 176 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast, Midwest and Gulf Coast regions of the United States as well as in the Caribbean, Northwest Europe, the Middle East and Southeast Asia. Buckeye’s global network of marine terminals enables it to facilitate global flows of crude oil and refined petroleum products, offering its customers connectivity between supply areas and market centers through some of the world’s most important bulk liquid storage and blending hubs. Buckeye’s flagship marine terminal in The Bahamas, Buckeye Bahamas Hub, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Buckeye’s Gulf Coast regional hub, Buckeye Texas Partners, offers world-class marine terminalling, storage and processing capabilities. Through its 50% equity interest in VTTI, Buckeye’s global terminal network offers premier storage and marine terminalling services for petroleum product logistics in key international energy hubs. Buckeye is also a wholesale distributor of refined petroleum products in certain areas served by its pipelines and terminals. More information concerning Buckeye can be found at www.buckeye.com.

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Adjusted EBITDA and distributable cash flow are not measures defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, further adjusted to exclude certain non-cash items, such as non-cash compensation expense; transaction, transition, and integration costs associated with acquisitions; certain unrealized gains and losses on foreign currency transactions and foreign currency derivative financial instruments, as applicable; and certain other operating expense or income items, reflected in net income, that we do not believe are indicative of our core operating performance results and business outlook, such as hurricane-related costs, gains and losses on property damage recoveries, and gains and losses on asset sales. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash income tax expense, and maintenance capital expenditures incurred to maintain the operating, safety, and/or earnings capacity of our existing assets, plus or minus realized gains or losses on certain foreign currency derivative financial instruments, as applicable. These definitions of Adjusted EBITDA and distributable cash flow are also applied to our proportionate share in the Adjusted EBITDA and distributable cash flow of significant equity method investments, such as that in VTTI, and are not applied to our less significant equity method investments. The calculation of our proportionate share of the reconciling items used to derive these VTTI performance metrics is based upon our 50% equity interest in VTTI, prior to adjustments related to noncontrolling interests in several of its subsidiaries and partnerships, which are immaterial. These adjustments include gains and losses on foreign currency derivative financial instruments used to hedge VTTI’s United States dollar denominated distributions which are excluded from Adjusted EBITDA and included in distributable cash flow when realized. Adjusted EBITDA and distributable cash flow are non-GAAP financial measures that are used by our senior management, including our Chief Executive Officer, to assess the operating performance of our business and optimize resource allocation. We use Adjusted EBITDA as a primary measure to: (i) evaluate our consolidated operating performance and the operating performance of our business segments; (ii) allocate resources and capital to business segments; (iii) evaluate the viability of proposed projects; and (iv) determine overall rates of return on alternative investment opportunities.  We use distributable cash flow as a performance metric to compare cash-generating performance of Buckeye from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow is not intended to be a liquidity measure.

We believe that investors benefit from having access to the same financial measures used by management and that these measures are useful to investors because they aid in comparing our operating performance with that of other companies with similar operations. The Adjusted EBITDA and distributable cash flow data presented by us may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to net income.
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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among the forward-looking statements set forth in this press release are statements regarding our expectation of increasing quarterly distributions in the future. These statements are subject to, among other risks, (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, changes in product flows, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminalling, storage, and processing assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of liquid petroleum products, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits and (x) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date except as required by law.
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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue:
Product sales	$792,187	$565,420
Transportation, storage and other services	390,918	403,853
Total revenue	1,183,105	969,273

Costs and expenses:
Cost of product sales	785,327	548,050
Operating expenses (1)	154,868	161,422
Depreciation and amortization	64,138	65,488
General and administrative	23,289	21,737
Other, net	(14,030)	—
Total costs and expenses	1,013,592	796,697
Operating income	169,513	172,576

Other income (expense):
Earnings from equity investments	7,489	10,358
Interest and debt expense	(59,105)	(55,885)
Other expense (1)	(315)	(518)
Total other expense, net	(51,931)	(46,045)

Income before taxes	117,582	126,531
Income tax expense	(490)	(222)
Net income	117,092	126,309
Less: Net income attributable to noncontrolling interests	(4,719)	(2,733)
Net income attributable to Buckeye Partners, L.P.	$112,373	$123,576

Earnings per unit attributable to Buckeye Partners, L.P.:
Basic	$0.75	$0.88
Diluted	$0.74	$0.88

Weighted average units outstanding:
Basic	148,904	140,377
Diluted	149,532	140,998
_______________________________

(1)	Prior year amounts reflect the adoption of ASU 2017-07 resulting in the reclassification of $0.5 million from Operating expenses to Other expense related to certain components of pension expense.

 BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue:
Domestic Pipelines & Terminals	$255,435	$253,512
Global Marine Terminals	144,085	164,476
Merchant Services	798,428	571,126
Intersegment	(14,843)	(19,841)
Total revenue	$1,183,105	$969,273

Total costs and expenses: (1)
Domestic Pipelines & Terminals	$146,224	$144,236
Global Marine Terminals	85,383	106,577
Merchant Services	796,828	565,725
Intersegment	(14,843)	(19,841)
Total costs and expenses	$1,013,592	$796,697

Depreciation and amortization:
Domestic Pipelines & Terminals	$23,708	$23,386
Global Marine Terminals	39,208	40,806
Merchant Services	1,222	1,296
Total depreciation and amortization	$64,138	$65,488

Operating income (loss):
Domestic Pipelines & Terminals	$109,211	$109,276
Global Marine Terminals	58,702	57,899
Merchant Services	1,600	5,401
Total operating income	$169,513	$172,576

Adjusted EBITDA:
Domestic Pipelines & Terminals	$140,651	$139,443
Global Marine Terminals	117,418	130,631
Merchant Services	3,655	7,435
Total Adjusted EBITDA	$261,724	$277,509

Capital expenditures: (2)
Domestic Pipelines & Terminals	$62,841	$58,435
Global Marine Terminals	54,057	39,817
Merchant Services	18	—
Total capital expenditures	$116,916	$98,252

Summary of capital expenditures: (2)
Maintenance capital expenditures	$28,200	$32,586
Expansion and cost reduction	88,716	65,666
Total capital expenditures	$116,916	$98,252

	March 31,	December 31,
	2018	2017
Key Balance Sheet Information:
Cash and cash equivalents	$6,607	$2,180
Long-term debt, total	4,587,949	4,658,321
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(1)
Includes depreciation and amortization. Prior year amounts reflect the adoption of ASU 2017-07 resulting in the reclassification of $0.5 million from Operating expenses to Other expense related to certain components of pension expense.

(2)
Amounts exclude the impact of accruals. On an accrual basis, capital expenditure additions to property, plant and equipment were $118.9 million and $88.8 million for the three months ended March 31, 2018 and 2017, respectively.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA - Continued
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Domestic Pipelines & Terminals (average bpd in thousands):
Pipelines:
Gasoline	732.5	703.1
Jet fuel	353.2	355.0
Middle distillates (1)	357.2	329.4
Other products (2)	12.5	21.2
Total throughput	1,455.4	1,408.7
Terminals:
Throughput (3)	1,315.1	1,183.8

Pipeline average tariff (cents/bbl)	91.1	90.0

Global Marine Terminals (percent of capacity):
Average capacity utilization rate (4)	88%	99%

Merchant Services (in millions of gallons):
Sales volumes	396.0	349.1
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(1) Includes diesel fuel and heating oil.
(2) Includes liquefied petroleum gas, intermediate petroleum products and crude oil.
(3) Includes throughput of two underground propane storage caverns.
(4) Represents the ratio of contracted capacity to capacity available to be contracted.  Based on total capacity (i.e., including out of service capacity), average capacity utilization rates are approximately 83% and 96% for the three months ended March 31, 2018 and 2017, respectively.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
Non-GAAP Reconciliations
(In thousands, except coverage ratio)
(Unaudited)

		Three Months Ended March 31,
		2018	2017
Net income		$117,092	$126,309
Less:	Net income attributable to noncontrolling interests	(4,719)	(2,733)
Net income attributable to Buckeye Partners, L.P.		112,373	123,576
Add:	Interest and debt expense	59,105	55,885
	Income tax expense	490	222
	Depreciation and amortization (1)	64,138	65,488
	Non-cash unit-based compensation expense	8,690	8,678
	Acquisition and transition expense (2)	282	1,029
	Hurricane-related costs (3)	581	2,403
	Proportionate share of Adjusted EBITDA for the equity method investment in VTTI (4)	34,540	28,617
Less:	Gains on property damage recoveries (5)	(14,085)	—
	Earnings from the equity method investment in VTTI (4)	(4,390)	(8,389)
Adjusted EBITDA		$261,724	$277,509
Less:	Interest and debt expense, excluding amortization of deferred financing costs, debt discounts and other	(55,205)	(51,524)
	Income tax expense, excluding non-cash taxes	(401)	(222)
	Maintenance capital expenditures	(28,200)	(32,586)
	Proportionate share of VTTI’s interest expense, current income tax expense, realized foreign currency derivative gains and losses, and maintenance capital expenditures (4)	(10,836)	(8,018)
Add:	Hurricane-related maintenance capital expenditures	2,098	5,550
Distributable cash flow		$169,180	$190,709

Distributions for coverage ratio (6)		$186,755	$176,708

Coverage ratio		0.91	1.08
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(1)	Includes 100% of the depreciation and amortization expense of $17.8 million and $17.5 million for Buckeye Texas Partners LLC for the three months ended March 31, 2018 and 2017, respectively.

(2)	Represents transaction, internal and third-party costs related to asset acquisition and integration.

(3)
Represents costs incurred at our BBH facility in the Bahamas, Yabucoa Terminal in Puerto Rico, Corpus Christi facilities in Texas, and certain terminals in Florida, as a result of hurricanes which occurred in 2017 and 2016, consisting of operating expenses and write-offs of damaged long-lived assets, net of insurance recoveries.

(4)
Due to the significance of our equity method investment in VTTI B.V. (“VTTI”), effective January 1, 2017, we applied the definitions of Adjusted EBITDA and distributable cash flow, covered in our description of non-GAAP financial measures, with respect to our proportionate share of VTTI’s Adjusted EBITDA and distributable cash flow. The calculation of our proportionate share of the reconciling items used to derive these VTTI performance metrics is based upon our 50% equity interest in VTTI, prior to adjustments related to noncontrolling interests in several of its subsidiaries and partnerships, which are immaterial.

(5)
Represents gains on recoveries, which settled property damages caused by a third party, primarily related to vessel allision with a jetty at our BBH facility in the Bahamas, which occurred in May 2012.

(6)
Represents cash distributions declared for LP Units and for distribution equivalent rights with respect to certain unit-based compensation awards (“DERs”) outstanding as of each respective period.  Amount for 2018 reflects estimated cash distributions for LP Units and DERs for the quarter ended March 31, 2018. Distributions with respect to the 6,220,658 Class C Units expected to be outstanding on the record date for the quarter ended March 31, 2018 will be paid in additional Class C Units rather than in cash.